As filed with the Securities and Exchange Commission on March 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E.PIPHANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0443392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

475 Concar Drive, San Mateo, California 94402

(Address of Principal Executive Offices) (Zip Code)

1999 STOCK PLAN

E.PIPHANY, INC. NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(Full titles of the plans)

Andy Sherman, Esq.

Senior Vice President, General Counsel and Secretary

E.piphany, Inc.

475 Concar Drive

San Mateo, California 94402

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (650) 356-3800

Copies to:

Aaron J. Alter, Esq. and John E. Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value, to be issued under the 1999 Stock Plan	3,076,945 (1)	$3.415 (2)	$10,507,768 (2)	$1,237
Common Stock, $0.0001 par value, to be issued under the Nonemployee Director Deferred Compensation Plan	300,000 shares (1)	$3.415 (2)	$1,024,500 (2)	$121
Deferred Compensation Obligations (3)	$1,500,000	100%	$1,500,000	$177
Total				$1,535

(1)    This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the E.piphany, Inc. 1999 Stock Plan (the “Stock Plan”) or the E.piphany, Inc. Nonemployee Director Deferred Compensation Plan described herein (the “Deferred Compensation Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $3.415 per share, the average of the high and low prices per share of the Common Stock on March 10, 2005, as reported by Nasdaq.

(3)    The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of E.piphany, Inc. (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under old Item 9 or new Item 7.1 (or its successor) or Results of Operations and Financial Condition disclosure furnished under old Item 12 or new Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K); and (iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or deregisters all securities then remaining unsold (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under old Item 9 or new Item 7.1 (or its successor) or Results of Operations and Financial Condition disclosure furnished under old Item 12 or new Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Common Stock: Inapplicable.

Deferred Compensation Obligations:

The securities being registered represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the E.piphany, Inc. Nonemployee Director Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”).

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the terms of the Deferred Compensation Plan from the general assets of the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Deferred Compensation Plan based on elections by the participant. Amounts credited to a participant’s Deferred Compensation Plan account are credited with deemed interest at the rate determined by the Deferred Compensation Plan committee (or its delegate) from time to time, and/or deemed invested in shares of common stock of the Registrant (“Shares”), including reinvestment of any deemed dividends, as elected by the participant. The Obligations are payable upon a date or dates selected by the participant in accordance with the terms of the Deferred Compensation Plan (which may include the occurrence of a certain event such as the participant’s termination of service on the Registrant’s Board of Directors (the “Board”)). The Obligations are payable in the form of a lump sum distribution consisting of cash and/or Shares. The cash portion (if any) of a lump sum distribution will equal the sum of the deferred compensation the participant elected to be credited with deemed interest and the deemed interest on those amounts, and the stock portion (if any) of the lump sum distribution will equal the number of Shares deemed credited to the participant’s Deferred Compensation Plan account. Notwithstanding the foregoing, the Obligations are payable in a lump sum distribution as soon as administratively practicable after a participant’s termination of service on the Board.

Participants or beneficiaries may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Registrant has reserved the right to amend or terminate the Deferred Compensation Plan at any time and for any reason.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Deferred Compensation Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IX of the Registrant’s Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8.	EXHIBITS

4.1	E.piphany, Inc. Nonemployee Director Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K (File No. 000-27183), filed with the Commission on March 16, 2005).

4.2	E.piphany, Inc. 1999 Stock Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 000-27183), filed with the Commission on February 1, 2005).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors (see page 5).

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on the 16th day of March, 2005.

E.PIPHANY, INC. (Registrant)

/s/ Karen A. Richardson
Karen A. Richardson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Karen A. Richardson and Kevin J. Yeaman and each of them, acting individually, as her and his attorney-in-fact, with full power of substitution, for him or her and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen A. Richardson Karen A. Richardson	Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2005

/s/ Kevin J. Yeaman Kevin J. Yeaman	Chief Financial Officer (Principal Financial and Accounting Officer)	March 16, 2005

/s/ Fred D. Anderson Fred D. Anderson	Director	March 16, 2005

/s/ Mohan Gyani Mohan Gyani	Director	March 16, 2005

/s/ Robert L. Joss Robert L. Joss	Director	March 16, 2005

/s/ Douglas J. Mackenzie Douglas J. Mackenzie	Director	March 16, 2005

/s/ Roger S. Siboni Roger S. Siboni	Director	March 16, 2005

EXHIBIT INDEX

4.1	E.piphany, Inc. Nonemployee Director Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K (File No. 000-27183), filed with the Commission on March 16, 2005).

4.2	E.piphany, Inc. 1999 Stock Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 000-27183), filed with the Commission on February 1, 2005).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors (see page 5).